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                                                                  EXHIBIT 33.1
NORTH CAROLINA

CATAWBA COUNTY

                                                         SHAREHOLDERS' AGREEMENT


         THIS AGREEMENT, made this 17th day of April, 2001, by and among PF Management, Inc., a North Carolina corporation with offices in Hickory, North Carolina, hereinafter referred to as "Corporation," and James C. Richardson, Jr., David R. Clark, and James M. Templeton, hereinafter referred to as "Shareholders." The term "Shareholders" shall include any registered and valid owner, new or hereafter, of shares of common stock of the Corporation.

                              W I T N E S S E T H:

         WHEREAS, the Shareholders are the owners of all the issued and outstanding shares of common stock of the Corporation as follows:


                  Shareholder                                          Shares
                  -----------                                          ------
         James C. Richardson, Jr.                                      52,875
         David R. Clark                                                35,250
         James M. Templeton                                            11,875

         WHEREAS, the Shareholders hereto believe that it is desirable and in their mutual best interest to control the ownership of the shares of common stock of the Corporation and that the execution of this Agreement will facilitate the continuance, harmonious and effective management of the affairs, policies and operations of the Corporation; and

         WHEREAS, it is the desire and intention of each of the Shareholders hereto, that, in the event of the death of a Shareholder, or in the event that a Shareholder desires to dispose of his common interest in the Corporation, that arrangements set forth herein shall be agreed upon for the disposition of the shares of such Shareholder;

         NOW, THEREFORE, in order to promote their mutual interest in the Corporation by imposing certain restrictions and obligations on themselves, the Corporation, and the common stock of the Corporation, the Shareholders hereto and the Corporation in consideration of the mutual covenants and agreements herein contained do hereby agree for themselves, their successors and assigns as follows:

         1. Restriction on Stock. No Shareholder shall voluntarily or involuntarily (including by operation of law) transfer, sell, assign, pledge, encumber, devise or bequeath (by gift or will or intestacy) or dispose (all of the foregoing referred to herein as a "transfer") his stock, either in


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whole or in part, except as provided for in this Agreement. Any transfer in violation of this Agreement shall be null and void and the Corporation shall not register or acknowledge the transfer.

         For purposes herein an "involuntarily" transfer shall include but not be limited to the transfer or attempted transfer by levy, attachment, judicial sale or process, foreclosure of any lien or security interest, by award in equitable distribution, or by virtue of a divorce or separation decree, property settlement or other form of judicially approved marital arrangement, intestacy transfers, or as a result of an involuntary petition in bankruptcy or other general assignment for the benefit of creditors or other insolvency proceeding or any other transfer attempted or made of a coerced or non-volitional nature.

         For purposes herein a "voluntary" transfer shall mean any transfer of the shares of common stock of the Corporation other than by way of an involuntary transfer, and shall include but not be limited to intervivos gifts, testamentary bequests, voluntary bankruptcy petition, sales, hypothecations, pledges and assignments.

         Each Shareholder hereby acknowledges the reasonableness of the restrictions on transfers imposed by this Agreement in view of the purposes of the Corporation and the relationships of the Shareholders. It is understood and agreed that no Shareholder shall have the right or power to transfer any shares except in strict compliance with the procedures set forth in this Agreement.

         2. Written Consent. A Shareholder desiring to dispose of or encumber his stock, other than a sale to an existing Shareholder who is party to this Agreement or other than as expressly provided for in this Agreement, must first obtain the written consent of the other Shareholders. Prior to any consented transfer, the transferee shall execute an addendum to this Agreement acknowledging that the transferee and such transferred shares shall remain subject to the provisions and terms herein.

         3. Lifetime Disposition of Stock.

                  (a) Offer. If a Shareholder, hereinafter "Offering Shareholder," desires to sell to any other person (hereinafter "Third Party"), other than to an existing Shareholder who is party to this Agreement, all of his stock of the Corporation during his lifetime, he shall first give written notice by certified mail to that effect to the Corporation and to the other Shareholders. A copy of the binding offer from the said Third Party shall be delivered with the notice (the "Third Party Offer").

         Said notice shall set forth the following:

                           (i) The number of shares proposed to be sold (the
"offered shares"); and

                           (ii) The consideration to be received and the terms
and manner of the payment for the offered shares; and


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                           (iii) The identity of the person, firm, corporation
or other entity to which the offered shares are proposed to be sold. The third party offer shall not include any value attributable to any employment contract, consulting contract, or any side agreement between the third party making the offer and the Offering Shareholder. It is expressly understood that any transfer of stock hereunder does not carry with it any assignment of contract rights of the transferring Shareholder.

                  (b) First Refusal to Corporation. Thereafter, the Board of Directors of the Corporation shall have thirty (30) days after receipt of such notice to elect to purchase all of such stock upon the terms and price as set forth in said Third Party Offer. The Offering Shareholder shall have no voice (directly or indirectly, and whether as an officer, director, shareholder, or otherwise) in the decision of the Corporation to accept the Offering Shareholder's offer; provided, that the Offering Shareholder shall, if necessary to secure valid corporate action, attend a meeting of shareholders or directors and vote his shares or take such other action consistent with the request of the holder or holders of a majority of the shares not held by the Offering Shareholder.

                  (c) Third Party. If an election to purchase all of the offered stock is not made by the Corporation before the expiration of the thirty (30) day period above, the Offering Shareholder may sell the offered shares pursuant to the Third Party Offer, provided that all restrictions herein shall continue to have full force and effect with respect to such shares. Such sale shall be as to all of the Offering Shareholder's shares, if at all. Said Third Party shall execute such addendum or other documents and such shares shall be properly legended as necessary to subject such shares to the terms of this Agreement. Provided, however in the event the Offering Shareholder does not close the sale as contemplated under the terms of the Third Party Offer within ninety (90) days after the date of the Offering Shareholder's notice, the Offering Shareholder may not thereafter close with the Third Party or any other party except upon granting an additional notice in compliance again with the procedures set forth in Subsections (a) and (b) hereinabove.

                  (d) Alternative Price/Terms. Notwithstanding anything to the contrary in this section, at the election of the purchasing Corporation, the Corporation, in lieu of exercising the purchase upon the Third Party Offer, may elect to purchase the stock of the Offering Shareholder upon the price as determined under Section 7 hereof and make payment in accordance with the terms of Section 6 hereof.

                  (e) Closing. The closing of the purchase shall be at the office of the Corporation at a date mutually agreed upon by the parties, no later than sixty (60) days after the date the Offering Shareholder first gave written notice.

         4. Buy/Sell Option.


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                  Any Shareholder, hereinafter "Offeror," may at any time make a
"buy/sell offer" to any or all the other Shareholders, hereinafter "Offeree(s)." As used herein, the term "buy/sell" shall mean a written offer to buy or sell stock of the Corporation at a specified price per share and upon specified terms of payment (including down payment, term, interest). The Offeree(s) as a whole or partial group may, within the time specified in the offer (which time shall be at least twenty (20) days from the date of the receipt of such written offer, the " Election Period"), elect by written notice to the Offeror to regard the offer as an offer to sell by the Offeror and elect to purchase all or part of the stock of the Offeror upon the price per share and terms specified, each Offeree purchasing his proportionate share (based on the ratio of his stockholdings to the stockholdings of all the other electing Offeree(s)); provided, that, if a partial election is made, it must be made, if at all, as to a minimum number of shares of said stock owned by the Offeror equal to the number of shares owned by the Offeree(s) immediately prior to the offer (herein "Minimum Offer").

         If the election to purchase is exercised by the Offeree(s), the closing thereof shall be no later than thirty (30) days after the written notice to exercise purchase is given to the Offeror.

         If the Offeree(s) shall make no such election to purchase prior to the expiration of the aforementioned Election Period or shall earlier expressly waive their right to regard the offer as an offer to sell by the Offeror, each Offeree shall be deemed to have sold and the Offeror shall be deemed to have purchased upon the price and terms contained in the buy/sell offer a proportionate share (based on the ratio of each Offeree's stockholdings to the stockholdings of all the Offerees) of stock of each Offeree such that the aggregate purchase by the Offeror shall equal the lesser of all of the shares owned immediately prior by the Offeror or Offerees. In such event, the closing thereof shall be no later than thirty (30) days after the date of the deemed purchase. An Offeror cannot offer to buy or sell more shares of stock of the Corporation than he owns immediately prior to the offer.

         Notwithstanding anything herein to the contrary, no Shareholder shall be permitted to make a "buy/sell offer" more than once in any twelve (12) month period without the consent of all Shareholders of the Corporation.

         5. Death of Shareholder.

                  (a) Death. Excepting for a Spousal Election, upon the death of a Shareholder, the Corporation may elect to purchase all (but not less than all) of the shares of the common stock of the Corporation owned by the deceased Shareholder and his estate shall sell all of such shares to the Corporation. In the event the Corporation does not exercise its foregoing right to purchase upon the death of a Shareholder, the Personal Representative of his estate, shall have the right to put and sell to the Corporation and cause the Corporation to purchase all (but not less than all) of the common shares in the Corporation owned by deceased Shareholder.

                  Notwithstanding the foregoing, in the event that the spouse, or a trust for his or her primary benefit, of a Shareholder receives capital stock as result of the death of said Shareholder-spouse, then upon notice to the Corporation by said spouse or the trustee of such


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trust, said spouse or trustee shall be entitled to retain such shares received and the option of the Corporation to elect to purchase and the option of the Personal Representative to put said shares can not be exercised. Provided, as a condition to the retention of such shares by said spouse or trustee, said spouse or trustee shall agree to and the Corporation shall implement a recapitalization of the Corporation to the effect that such shares shall be exchanged in equal number for non-voting common shares of the Corporation, and such non-voting common shares shall continue to be subject to the terms of this Agreement, and this Agreement shall be amended as necessary for such purposes and said spouse or trustee shall execute such documents to evidence this intention. The election of the spouse or trustee to retain such shares, subject to the aforesaid recapitalization, shall be exercised by written notice to the Corporation within ninety (90) days after the death of the deceased Shareholder - spouse (the "Spousal Election").

                  (b) Election. Notification of election of such purchase by the Corporation or put by the estate of a deceased Shareholder, shall be made, if at all, by written notification to the Corporation or the deceased Shareholder's Personal Representative, as the case may be, within ninety (90) days following the date of qualification of the Personal Representative of said deceased shareholder. Any shares of the deceased Shareholder not purchased pursuant to the provisions of this section shall be deemed to have passed to the successor in interest; provided, said shares shall continue to remain subject to the terms of this Agreement.

                  (c) Price/Payment. Such purchase shall be made at a price as set forth in Section 7 and shall be paid in the manner as set forth in Section 6 of this Agreement.

                  (d) Closing. The closing of such purchase or put hereunder by Corporation shall take place at the office of the Corporation at a date which shall not be later than one hundred and twenty (120) days following the date of qualification of the Personal Representative of said deceased Shareholder.

         6. Payment of Purchase Price.

                  In the event of the death of a Shareholder in accordance with
Section 5 herein, or an alternative election under Section 3(d) hereof, or upon an election under Section 13 or Section 14 herein, the purchase price shall be paid by the execution and delivery at closing of the promissory note of the Corporation in the amount of the purchase price due and payable over a five (5) year term, with interest accruing at the then prime interest rate to be adjusted as of January 1 of each calendar year. Said note shall be interest only for a period of five (5) years following the closing, with the first interest payment due as of first anniversary of the closing, and thereafter payable as of each subsequent anniversary until the fifth anniversary when the entire principal and accrued interest thereon shall be due and payable. Said note shall be personally guaranteed by the remaining Shareholders (limited pro rata to post-redemption ownership percentage of the Corporation) of the Corporation and shall provide for the right of prepayment in whole or in part at any time without written prior notice or penalty. Upon mutual agreement of Corporation and the payee, the term of payment may be modified.


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         The note shall further provide for acceleration if a Change of Control shall occur before the end of the note term. As used herein, the term "Change of Control" shall mean the occurrence of any of the following:

         (i) In the event that any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, the "Act"), other than one or more of James C. Richardson, Jr., David R. Clark and James M. Templeton and their spouses, or persons controlled by one or more of them, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Corporation or Pierre Foods, Inc. ("Pierre").

         (ii) In the event the Corporation or Pierre merges with or into another entity or sells, assigns, conveys, transfers, or otherwise disposes of all or substantially all of its assets to any transferee and immediately after such transaction one or more of James C. Richardson, Jr., David R. Clark and James M. Templeton and their spouses, or persons controlled by one or more of them, is not the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the voting stock or equity interests of the surviving entity or transferee.

         "Prime interest rate" shall mean the principal lending rate of commercial banks set forth in the Wall Street Journal or other similar financial publication.

         Notwithstanding anything to the contrary, if in the event of the death of the Shareholder, the Corporation has in force insurance policies on his life payable to the Corporation, then in that event and to the extent that the purchase price is covered by the insurance proceeds, the Corporation shall promptly pay said proceeds to the estate of the deceased Shareholder, or such other person entitled thereto. To the extent that the purchase price is in excess of such proceeds, the excess purchase price thereof shall be paid in a series of installments as set forth hereinabove. To the extent the insurance proceeds are in excess of the purchase price, the excess proceeds shall be and remain the property of the Corporation.

         7. Purchase Price of Common Stock. The purchase price of the shares of common stock, regardless of class, of the Corporation for the purposes herein shall be the Redemption Value per share as of the end of the month preceding (such month end being the "Valuation Date") either the date of the Offering Shareholder's notice (under Section 3) or the date of death or the election notice under Section 13 or Section 14, as the case may be.

         For purposes herein, Redemption Value shall mean an amount per share equal to: (A) (i) a multiple of four (4) times the "Pierre EBITDA" of Pierre, a North Carolina corporation, and its successors or assigns, for the immediately preceding four (4) fiscal quarters ending on or immediately preceding the Valuation Date, (ii) less the liabilities, including current liabilities and long term debt, of Pierre as reflected on the balance sheet of Pierre as of the end of the fiscal quarter of Pierre ending on or immediately preceding the Valuation Date, (iii) less the liabilities reflected on the balance sheet of the Corporation as of the end of the fiscal quarter of the


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Corporation ending on or immediately preceding the Valuation Date, and (iv) plus the amount of any insurance proceeds insuring the deceased Shareholder which is used to retire or is applied against any of the debt or liabilities of the Corporation or Pierre referenced in (ii) or (iii) hereinbefore, divided by (B) the aggregate number of outstanding shares of common stock of the Corporation as of the date of the redemption or purchase. The above term "Pierre EBITDA" shall mean earning before interest, taxes, depreciation and amortization as determined in accordance with generally accepted accounting principles and computed based on the financial results of Pierre as reported in the Pierre standalone financial statements which excludes all expenses reported in the Hickory standalone financial statements as determined from the books and records of Pierre for said division (the "Hickory Expenses"), which expenses are associated with the Hickory, North Carolina corporate office functioning as a separate division, as certified by the chief financial officer of Pierre.

         Such determination of Redemption Value shall be made in accordance with generally accepted accounting principles by an independent certified public accountant selected by the Corporation. In making such determination, such accountant may rely on the certification of the Hickory Expenses by the chief financial officer of Pierre. The certified public accountant then serving the Corporation shall not be disqualified from acting in the aforesaid capacity. In absence of fraud or bad faith, the determination of Redemption Value by the selected accountant shall be binding upon the parties.

         8. Insurance Funding.

                  (a) Purchase of Insurance. In order to assure the availability of funds for the purchase price of the shares to be purchased under this Agreement on the death of any Shareholder, the Corporation shall have the option to apply for, purchase and maintain in full force and effect a policy or policies of life insurance on the life of any Shareholder subject to this Agreement. Each such policy shall be listed and described in Exhibit A of this Agreement. The Corporation shall reserve the right to apply for and take out additional insurance policies from time to time on the life of each, any or all of the Shareholders whenever, in the opinion of the Board of Directors of the Corporation, additional insurance may be required for the benefit of the Corporation or to enable it to carry out its obligations hereunder. Each policy shall belong solely to the Corporation and, subject to the provisions of this Agreement, the Corporation reserves all the powers and rights of ownership of it. The Corporation shall be named as the primary beneficiary of the respective policies and shall pay all premiums on them as they become due. No Shareholder shall exercise any of the powers of ownership of any of the policies by changing the name of the beneficiary, canceling the policy, electing optional methods of payment, converting the policy, borrowing against it, or in any other way changing its nature, value, or the rights of the policy. Any dividends paid on account of such policy shall at the option of the Corporation be applied to the payment of premiums.

         In the event of death of an insured Shareholder hereunder, the Corporation shall file the necessary proof of death and collect the proceeds of any policies of insurance outstanding on the life of the deceased Shareholder as covered by this Agreement. In such event, the consideration for the shares shall be delivered as soon as practical to the person entitled to it, who shall cause the certificate representing the purchased shares to be properly endorsed and delivered. In the event that the purchase price is greater than the amount of insurance proceeds, if any, the Corporation shall pay the purchase price in cash up to the full amount of the insurance proceeds, and shall pay the balance of the purchase price as set forth hereinabove. In the event the insurance proceeds are greater than the purchase price herein, the excess proceeds shall be and remain the sole property of the Corporation.

                  (b) Option to Purchase. In the event that a Shareholder shall sell his stock during his lifetime as provided, herein, or upon the termination of this Agreement, the withdrawing Shareholder shall have the right, exercisable within thirty (30) days of withdrawal or termination of this Agreement, to purchase any insurance policy on his or their lives subject to this Agreement. The Shareholder shall give written notice of his intention to buy such policy to the Corporation within the aforementioned period. Any purchase under this section shall be made at a price equal to the cash value of the policy as of the date of purchase, plus the proportionate part of the gross premium last paid before the date of purchase which covers the period extending beyond that date, less indebtedness outstanding against the policy.

                  (c) Discharge of Insurance Company. No insurance company shall be under any obligation in respect to performance of the terms and conditions of this Agreement. Payment by the insurance company pursuant to the terms of any policy shall be a complete discharge of said insurance company from all claims, suits and demands of all persons whatsoever, and said insurance company shall have no duty or obligation to follow the application of the proceeds so paid.

         9. Time. During the time period governing the exercise of Sections 3 and 4, only one section shall be effective based on priority in time as to the respective section. The Agreement shall be read without reference to the section without priority until the completion of time and requirements and conditions of the section with priority.

         10. Entire Agreement. This instrument contains the entire agreement by and between the parties hereto, and all prior or contemporaneous oral or written agreements with respect to the subject matter hereof are merged herein and of no further or effect.

         11. Shares Covered by this Agreement. This Agreement shall apply to all common shares of the Corporation that are now or hereafter registered in the records of the Corporation in the name of any Shareholder and to all shares now or hereafter beneficially owned by any Shareholder.

         12. Validity and Enforceability. The Shareholders hereby agree that each and every provision of this Agreement is reasonably necessary for the protection of the rights and interests of each Shareholder and his successors or assigns.

         13. Prohibited Transfers Void. Any purported or attempted transfer of the Corporation's shares that does not comply with the provisions of this Agreement shall be null and void and the proported transferee shall not be deemed to be a shareholder of the Corporation and shall not be entitled to receive a stock certificate, vote such shares, or receive any dividends or other distributions on or with respect to such shares. Notwithstanding the foregoing, in the event any restriction herein which invalidates any attempted or proported transfer is found invalid by a final and non-appealable decision of a court of competent jurisdiction, and implicitly the transfer is thereby permitted, then the Corporation shall be entitled to exercise an option to purchase said shares from said transferee by delivery of a written election notice to purchase within thirty (30) days thereafter. The closing of such purchase shall be within sixty
(60) days after the date of notice from the Corporation and shall be in the manner and at the price set forth in Sections 6 and 7 of this Agreement.

         14. Separation or Divorce/Attachment/Involuntary Transfer. Without prejudice to any other provisions herein, upon the legal separation or divorce of any Shareholder from his spouse, and such spouse being transferred or awarded by court order or judgment any shares of stock of the Corporation, or in the event of the attachment of any shares by a creditor, or in the event any shares of a Shareholder become estate assets in a bankruptcy or insolvency proceeding, then the Corporation shall have an option to purchase any such shares transferred or awarded to such spouse, attached by a creditor, or subject to such proceeding. The Corporation may exercise its option by giving written notice to such spouse within six (6) months of the aforesaid order or judgment, or within thirty (30) days of such attachment or subjection to such proceeding. The closing shall be within thirty (30) days after the notice given and the purchase price and payment of the purchase price shall be the same as provided in Sections 6 and 7 hereof. This option in the Corporation is a cumulative right and is not exclusive as to any other right which the Corporation may have in such event.

         15. Consent/Will. Each married party to this Agreement agrees to obtain the consent and approval of his spouse, by the execution, sealing and delivery of this Agreement by such spouse, to all the terms, provisions and conditions of this Agreement. Should an unmarried party to this Agreement become married, or should a married party to this Agreement divorce and remarry after the date hereof, such party agrees to obtain the consent and approval of such spouse, by the execution, sealing and delivery of this Agreement by such spouse, to all of the terms, provisions and conditions of this Agreement.

         Each Shareholder further agrees to insert in his Will a provision, or to execute a codicil thereto, directing and authorizing the Shareholder's personal representative to fulfill and comply with the terms, provisions and conditions of this Agreement and to sell and transfer the Shareholder's shares of stock in accordance herewith.

         Notwithstanding anything herein to the contrary, failure to comply with this section shall not effect the validity or enforceability of this Agreement.

         16. Specific Performance. The parties hereto agree that a breach or violation of any of the terms, covenants or other obligations under this Agreement will result in immediate and irreparable harm to the non-breaching parties in an amount which will be impossible to ascertain at the time of the breach or violation and that the award of monetary damages will not be adequate relief to the non-breaching parties. Therefore, the failure on the part of the party to perform all of its terms, covenants and obligations established by this Agreement shall give rise to a right to the other parties to obtain enforcement of this Agreement in a court of equity by a decree of specific performance, a writ of mandamus, or other injunctive relief. This remedy, however, shall be cumulative and in addition to any other remedy the parties may have.

         17. Future Shares. Before any additional shares of the Corporation are issued in the future to any person, other than a signatory to this Agreement, such person and such person's spouse shall be required to become a party to, and to execute, acknowledge, seal and deliver a copy of, this Agreement prior to the issuance of such shares, and the certificates therefor shall be legended as provided herein; thereafter, such person shall be deemed to be a "Shareholder" for all purposes of this Agreement.

         18. Severability. Should any provision of this Agreement be declared to be invalid for any reason or to have ceased to be binding on the parties hereto, such provision shall be severed, and all other provisions herein shall continue to be effective and binding.

         19. Term of Agreement. This Agreement shall terminate upon the happening of any of the following events:

                  (a) Any act of bankruptcy of the Corporation or Pierre or the filing of any petition under the Bankruptcy Act by or against the Corporation or Pierre.

                  (b) Any sales or other transfer of all or substantially all of the assets of the Corporation or Pierre that results in a Change of Control.

                  (c) The legal dissolution or cessation of legal existence of the Corporation or Pierre as a result of a Change of Control.

                  (d) Mutual agreement of the shareholders and the Corporation.

         20. Governing Law. This Agreement shall be subject to and governed by the laws of the State of North Carolina.

         21. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Shareholders, their personal representatives, successors and assigns. This Agreement shall further be binding upon any transferee who has received any shares in accordance with the provisions hereof and the personal representatives of such transferee, and shall be binding upon any persons to whom any of the shares of the Shareholders are transferred in violation of the provisions of this Agreement and the personal representative of such persons.

         22. Authorization. The Corporation is authorized to enter into the Agreement by virtue of a resolution adopted by the stockholders and directors on the 17th day of April, 2001.

         23. Endorsement on Certificate. The certificate or certificates representing the common shares of the Corporation now outstanding or hereafter issued by the Corporation shall be, during the term of this Agreement, stamped with a legend in the following form:

         THE TRANSFER OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE SHAREHOLDERS' AGREEMENT MADE ON THE 17TH DAY OF APRIL, 2001, AMONG PF MANAGEMENT, INC. AND THE HOLDERS OF ITS SHARES, A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATION.

         24. Prior Agreements. This Agreement supersedes all prior shareholders' agreements of similar nature, if any, and the same are of no further effect.

                            [Signature Page Attached]

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by its President, attested by its Secretary and its corporate seal affixed hereto, and the Shareholders have hereunto set their hand and seal, all on the day and year first above written.

ATTEST:                                     PF MANAGEMENT, INC.

By: /s/ Brian D. Davis                      By: /s/ David R. Clark
    --------------------------                  ------------------------
    Secretary                                   President

(CORPORATE SEAL)





/s/ Rita Isenhour                           /s/ James C. Richardson, Jr. (SEAL)
------------------------------              ----------------------------
Witness                                     James C. Richardson, Jr.


/s/ Rita Isenhour                           /s/ David R. Clark           (SEAL)
------------------------------              ----------------------------
Witness                                     David R. Clark


/s/ Rita Isenhour                           /s/ James M. Templeton       (SEAL)
------------------------------              ----------------------------
Witness                                     James M. Templeton

                                 SPOUSAL CONSENT

         Each of the undersigned, being the spouse of a Shareholder, hereby acknowledges that he or she has read and is familiar with the provisions of this Agreement, and agrees to be bound thereby and to join herein to the extent such joinder is necessary. The undersigned hereby agrees that his or her spouse may join in any future amendment or modification of this Agreement without the need of any future signature, acknowledgment, agreement or consent on his or her part; and further agrees that any interest (including marital) he or she may now or in the future have in the shares of common stock of PF Management, Inc. owned of record and beneficially by his or her spouse shall be subject to restrictions on transfer and the other terms and provisions of this Agreement.



                                                                         (SEAL)
------------------------------              ----------------------------
Witness                                     Judy Richardson

Date:
      ------------------------


/s/ T. Stewart Gibson                       /s/ Amy Clark                (SEAL)
------------------------------              ----------------------------
Witness                                     Amy Clark

Date: April 26, 2001
      ------------------------


                                                                         (SEAL)
------------------------------              ----------------------------
Witness                                     Peggy Templeton

Date:
      ------------------------

                                    EXHIBIT A

                               Insurance Policies


Company                  Policy No.              Insured                 Amount